Exhibit 99.1

   FARO Technologies Reports 52% Increase in Sales in First Quarter 2003

   LAKE MARY, Fla., April 16 /PRNewswire-FirstCall/ --
FARO Technologies, Inc. (Nasdaq: FARO) today reported sales of approximately $13.2 million for the first quarter ended March 31, 2003, a 51.7% increase from $8.7 million in the first quarter of 2002. On a sequential basis, sales in the first quarter of 2003 represented 87.4% of fourth quarter 2002 sales, showing an apparent seasonality, in line with the preceding five-year (1998 -
2002) average of 86.2% when comparing first quarter sales to sales in the fourth quarter of the prior year.
   (Photo:  http://www.newscom.com/cgi-bin/prnh/20000522/FLM035LOGO )
   Backlog at March 31, 2003 was approximately $8.9 million, compared to approximately $3.5 million at March 31, 2002, and approximately $8.8 million at December 31, 2002.
   The Company expects to issue its full earnings release for the first quarter of 2003 in early May.

   About FARO
   FARO Technologies, Inc. (Nasdaq: FARO) and its international subsidiaries design, develop, and market software and portable, computerized measurement devices. The Company's products allow manufacturers to perform three-dimensional inspections of parts and assemblies on the shop floor. This helps eliminate manufacturing errors, and thereby increases productivity and profitability for a variety of industries in FARO's worldwide customer base. Principal products include the FARO Gage(TM), Platinum and Titanium FaroArms(R), Control Station(R) measurement system, the Laser Tracker(R) and a CAM2(R) family of advanced CAD-based measurement and reporting software. FARO Technologies is ISO 9001 certified and Guide 25 approved. Learn more at www.faro.com.